Exhibit 3.274

FILING FEE: $75.00
		BY:	UNVERSAL HEALTH SERVICES, INC.
[IILLEGIBLE GRAPHICS]			UNIVERSAL CORPORATE CENTER
367 S. GULPH ROAD
	ARTICLES OF INCORPORATION		KING OF PRUSSIA, PN 19406
OF UHS HOLDING COMPANY, INC.

FIRST: The name of the Corporation is UHS Holding Company, Inc.

SECOND: Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

THIRD: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful act or activity.

FOURTH: The amount of the total authorized capital stock of the Corporation is Two Hundred Dollars ($200) consisting of Two Hundred (200) shares of stock of the par value of One Dollar ($1) each.

FIFTH: The governing board of this Corporation shall be known as styled directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

The names and post office addresses of the first board of directors, which shall be Three (3) in number, are as follows:

NAME	POST OFFICE ADDRESS

Alan B. Miller	367 South Gulph Road King of Prussia, PA 19406

Sidney Miller	367 South Gulph Road King of Prussia, PA 19406

Joseph P. Gaynor, III	367 South Gulph Road King of Prussia, PA 19406

SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows: Robert M. Dubbs, 367 South Gulph Road, King of Prussia, PA 19406.

EIGHTH: The corporation is to have perpetual existence.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of June, 1985.

[[IILLEGIBLE GRAPHICS] ]
ROBERT M. DUBBS

COMMONWEALTH OF PENNSYLVANIA:
SS
COUNT OF MONTGOMERY :

On this 24th day of June, 1985, before [illegible], a Notary Public, personally appeared Robert M. Dubbs, who acknowledged that he executed the above instrument.

[ILLEGIBLE]
NOTARY PUBLIC

(SEAL)	ELEANOR T.BICER, Notary Public
[Illegible] Twp., Montgomery Co.
My Commission Expires Oct. 24, 1985